UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2023

INVO BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39701	20-4036208
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5582 Broadcast Court

Sarasota, FL 34240

(Address of principal executive offices, including zip code)

(978) 878-9505

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	INVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2023, INVO Bioscience, Inc. (the “Company”), Steven Shum, as a Key Person, and the Company’s wholly-owned subsidiaries Bio X Cell, Inc, INVO Centers, LLC, Wood Violet Fertility LLC, Fertility Labs of Wisconsin LLC and Orange Blossom Fertility LLC as guarantors (the “Guarantors”), entered into a Revenue Loan and Security Agreement (the “Loan Agreement”) with Decathlon Alpha V LP (the “Lender”) under which the Lender made a revenue loan advance in the gross amount of $1,500,000 (the “Loan”). The Loan has a maturity date of June 29, 2028, is payable in fixed monthly installments, as set forth in the Loan Agreement, and may be prepaid without penalty at any time. The installments include an interest factor that varies based on when the Loan is fully repaid and is based on a minimum amount that increases from thirty five percent (35%) of the Loan principal if fully repaid in the first six months to 100% of the Loan principal if fully repaid after 30 months from the Loan’s effective date.

Under the Loan Agreement, the Company granted a senior secured security interest in the form of a first-priority lien on substantially all assets owned by the Company and all of its direct and indirect wholly-owned subsidiaries (the “INVO Subsidiaries”) (the “Collateral”). In addition, (a) each of the Guarantors jointly and severally guaranteed the payment and full performance by the Company of all obligations under the Loan Agreement, (b) Lender and Cedar Advance LLC (“Cedar”) entered into a Subordination Agreement (the “Cedar Subordination Agreement”) under which Cedar agreed to subordinate to Lender any security interest or lien that Cedar has in property of the Company, and further agreed that all interests of the Lender in the Collateral shall be senior to those rights held by Cedar, and (c) each of the Company’s demand note holders, consisting of Steven Shum, the Company’s CEO, Andax LLC, an entity controlled by Andrea Goren, the Company’s CFO, and JAG Multi Investments LLC (“JAG”), a related party to Mr. Goren who is a beneficiary of JAG but does not have any control over JAG’s investment decisions with respect to the Company, entered into subordination letters with Lender, under which they agreed to subordinate their Company indebtedness to Lender in all respects (the “Demand Note Subordination Letters”). The Company also committed to entering into pledge agreements under which it would pledge its equity interests in the Atlanta and Birmingham INVO Centers.

We used $300,000 of the proceeds to repay a significant portion of the Company’s outstanding amount under that certain Standard Merchant Cash Advance with Cedar, $7,500 to pay certain Lender transaction costs and the remining proceeds will be used for working capital and general corporate purposes.

The restrictive covenants under the Loan Agreement include, without limitation, customary restrictions on the Company’s ability to: (i) incur additional indebtedness; (ii) transfer or dispose of any of the Collateral (other than in the ordinary course of business); (iii) grant or incur liens on the Collateral; (iv) create or permit to exist any new subsidiaries or joint ventures; or (v) enter into any related party transactions, including any such transaction with INVO Subsidiaries. In addition, the Loan Agreement contains customary representations and warranties, affirmative covenants and events of default.

Following the occurrence of any Payment Event of Default (as defined in the Loan Agreement), the applicable minimum interest multiple will be increased by 0.015 on the payoff date. In addition, in the event of a breach of the negative covenant on indebtedness, the greater of the following remedies will be applied following such breach: (i) the applicable minimum interest multiple will increase by 0.10; and (ii) a service fee equal to 50% of the principal amount of unauthorized indebtedness incurred.

The foregoing summaries of the Loan Agreement, the Cedar Subordination Agreement and the Demand Note Subordination Letters do not purport to be complete and are qualified in their entirety by reference to the full text of the Loan Agreement, the Cedar Subordination Agreement and the Demand Note Subordination Letters which are filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Revenue and Security Loan Agreement
10.2	Cedar Subordination Agreement
10.3	Form of Demand Note Subordination Letter
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2023	INVO BIOSCIENCE, INC.

/s/ Steven Shum
Steven Shum
Chief Executive Officer

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